Filed Pursuant to Rule 433 of the Securities Act of 1933 Nasdaq SFNC Issuer Free Writing Prospectus dated July 21, 2025 Registration Statement 333-279502 Follow-On Offering Investor Presentation July 2025 Contents 4 Transaction Overview 7 Company Overview 10 Overview of Strategic Priorities 16 Contemplated Balance Sheet Repositioning 22 Outlook & Targets 25 Financial Overview

Forward-Looking Statements and Non-GAAP Financial Measures Forward-Looking Statements. Certain statements by Simmons First National Corporation (the “Company”, which where appropriate includes the Company’s wholly-owned banking subsidiary, Simmons Bank) contained in this presentation may not be based on historical facts and should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as anticipate, “believe,” “contemplate,” “continue,” estimate, expect, foresee,“ “indicate,” “plan,” “potential,” “project,” “target,” may, might, will, would, could,“ “should,” “likely” or intend, future or conditional verb tenses, and variations or negatives of such terms or by similar expressions. These forward-looking statements include, without limitation, statements relating to the Company’s contemplated balance sheet repositioning (including but not limited to the structure, pro forma financial impacts and potential benefits thereof), the Company’s offering of common stock and the expected use of proceeds therefrom, the Company’s future growth; business strategies; product development; revenue; expenses (including interest expense and non-interest expenses); assets; loan demand (including loan growth, loan capacity, and other lending activity); deposit levels; dividends; asset quality; profitability; earnings; critical accounting policies; accretion; net interest margin; noninterest income; the Company's common stock repurchase program; adequacy of the allowance for credit losses; income tax deductions; credit quality; level of credit losses from lending commitments; net interest revenue; interest rate sensitivity (including, among other things, the potential impact of rising rates); loan loss experience; liquidity; capital resources; future economic conditions and market risk; interest rates; the expected expenses and cost savings associated with branch closures; the Company’s ability to recruit and retain key employees; increases in, and cash flows associated with, the Company’s securities portfolio including cash flows and unrealized losses thereon; legal and regulatory limitations and compliance and competition; anticipated loan principal reductions; estimated tax rates; plans for investments in and cash flows from securities; estimated reinvestment rates for loans and securities; estimated payoff rates for funding sources; the estimated annual impact of securities sales; estimated earn back periods; projections regarding loan repricing, securities investments and maturities thereof; the expectations regarding the reserve levels for the Two Specific Credit Relationships on slide 34; the estimates of future swap income set forth on slide 29 and the AOCI burn down projections set forth on slide 33. Readers are cautioned not to place undue reliance on the forward-looking statements contained in this presentation in that actual results could differ materially from those indicated in or implied by such forward-looking statements due to a variety of factors. These factors include, but are not limited to, changes in the Company's operating or expansion strategy; the availability of and costs associated with obtaining adequate and timely sources of liquidity; changes in credit quality; changes in general market and economic conditions; changes in the investment environment and the market for debt securities, including prices therein; increased unemployment; labor shortages; possible adverse rulings, judgments, fines, settlements and other outcomes of pending or future litigation; the ability of the Company to collect amounts due under loan agreements; significant increases in nonaccrual loan balances; changes in consumer preferences and loan demand; the effectiveness of the Company's interest rate risk management strategies; laws and regulations affecting financial institutions in general or relating to taxes; the effect of pending or future legislation; changes in governmental administrations; the ability of the Company to repurchase its common stock on favorable terms; the ability of the Company to successfully manage and implement its acquisition strategy and integrate acquired institutions; changes in tariff policies; difficulties and delays in integrating an acquired business or fully realizing cost savings and other benefits of mergers and acquisitions; changes in interest rates, deposit flows, real estate values, and capital markets; increased inflation; customer acceptance of the Company's products and services and changes in customer behaviors; changes or disruptions in technology and IT systems (including cyber or other information technology threats, attacks and events); changes in accounting principles relating to loan loss recognition (current expected credit losses, or CECL); fraud that results in material losses or that we have not discovered yet that may result in material losses; the benefits associated with the Company’s early retirement program; pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, political crises, war, and other military conflicts (including the ongoing military conflicts between Russia and Ukraine and between Israel and Iran) or other major events, or the prospect of these events; increased competition in the markets in which the Company operates and from non- bank financial institutions; changes in governmental policies; loss of key employees; reliance on third parties for key services; the soundness of other financial institutions and any indirect exposure related to the closings of other financial institutions and their impact on the broader market through other customers, suppliers and partners, or that the conditions which resulted in the liquidity concerns experienced by closed financial institutions may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships; increased delinquency and foreclosure rates on commercial real estate and other loans; and other risk factors. Other relevant risk factors are detailed in the Company’s Form 10-K for the year ended December 31, 2024, and other reports that the Company has filed with or furnished to the U.S. Securities and Exchange Commission (the SEC), all of which are available from the SEC on its website, www.sec.gov. In addition, there can be no guarantee that the board of directors (“Board”) of the Company will approve a quarterly dividend in future quarters, and the timing, payment, and amount of future dividends (if any) is subject to, among other things, the discretion of the Board and may differ significantly from past dividends. Any forward-looking statement speaks only as of the date of this presentation, and the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this presentation. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are based on hypothetical assumptions that may not accurately reflect future incomes, are not forecasts and are not guaranteed, and may differ significantly from actual results. Non-GAAP Financial Measures. This presentation contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance and capital adequacy. These measures adjust GAAP performance measures to, among other things, include the tax benefit associated with revenue items that are tax-exempt, as well as exclude from net income (including on a per share diluted basis), pre-tax, pre-provision earnings, net charge-offs, income available to common shareholders, non-interest income, and non-interest expense certain income and expense items attributable to, for example, merger activity (primarily including merger-related expenses), balance sheet repositioning activities, gains and/or losses on sale of branches, net branch right-sizing initiatives, early retirement program, FDIC special assessment charges, expenses related to the termination of software and vendor services and expenses related to the Company’s previously reported fraud event. In addition, the Company also presents certain figures based on tangible common stockholders’ equity, tangible assets and tangible book value, which exclude goodwill and other intangible assets, and presents certain other figures to include the effect that accumulated other comprehensive income could have on the Company’s capital levels. The Company further presents certain figures that are exclusive of the impact of deposits and/or loans acquired through acquisitions, mortgage warehouse loans, and/or energy loans, gains and/or losses on the sale of securities, or the Two Specific Credit Relationships. The Company’s management believes that these non-GAAP financial measures are useful to investors because they, among other things, present the results of the Company’s ongoing operations without the effect of mergers or other items not central to the Company’s ongoing business, present the Company’s capital inclusive of the potential impact of AOCI (primarily comprised of unrealized losses on securities), as well as normalize for tax effects and certain other effects. Management, therefore, believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s ongoing businesses, and management uses these non-GAAP financial measures to assess the performance of the Company’s ongoing businesses as related to prior financial periods. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the appendix to this presentation. 2

Important Notices and Disclaimers Preliminary Financial Information. This presentation includes certain preliminary unaudited financial information and expectations relating to the second quarter of 2025. Our full unaudited financial statements as of and for the three months ended June 30, 2025 are not yet available. In the opinion of management, such unaudited financial information includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations for such period. These results are also subject to further revision based upon the review of our independent auditors of such quarterly results and an audit by our independent auditors of our annual results for the year ended December 31, 2025. Therefore, no assurance can be given that, upon completion of our review and the review of our independent auditors, we will not report materially different financial results than those set forth in this presentation. We cannot assure you that such results will be indicative of our results for the entire year ending December 31, 2025. Further, although this presentation describes the current estimated impact of our potential use of a portion of the proceeds from this offering (including in connection with our future balance sheet optimization efforts, potential securities portfolio repositioning, and other actions described herein) and provides pro forma financial information reflecting the current estimated impact of such potential use of a portion of the proceeds, any such actions will depend on a number of factors, including market conditions and business developments. We are not required to apply any portion of the net proceeds of this offering for any particular purpose, and our management will have broad discretion in allocating the net proceeds of the offering. Accordingly, our management may not apply the net proceeds of this offering toward the repositioning of our securities portfolio, and our future financial condition may differ significantly from the prospective estimates presented in this presentation. We do not intend to update or otherwise revise these expected events and estimates to reflect future events or changes in estimates and do not intend to disclose publicly whether our actual results will vary from our estimates other than through the release of actual results in the ordinary course of business. No independent public accounting firm has compiled, examined or performed any procedures with respect to the anticipated financial information contained above, nor have they expressed any opinion or other form of assurance on such information or its achievability. These estimates should not be regarded as a representation by us, our management or the underwriters as to our actual results for the second quarter. The assumptions and estimates underlying the estimated financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our SEC filings. Accordingly, you should not place undue reliance on these estimates. In addition, the repositioning of our balance sheet as described in this presentation is subject to and contingent upon the completion of the offering on terms that are satisfactory to us. The repositioning will only occur, if at all, following our receipt of adequate capital and terms that are satisfactory to us. Additional Information. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Class A common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. The offering of the shares of Class A common stock will be made pursuant to an effective registration statement (including a base prospectus) filed by the Company with the SEC and a preliminary prospectus supplement, which the Company intends to file with the SEC. Before you invest, you should read the registration statement (including the base prospectus) and the preliminary prospectus supplement relating to the offering and the documents incorporated by reference therein and any other documents that the Company has filed with the SEC for more information about the Company and the offering. You may obtain these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, you may request copies of the base prospectus and preliminary prospectus supplement by contacting Stephens Inc. by telephone at (800) 643-9691 or by email at prospectus@stephens.com, by contacting Keefe, Bruyette & Woods, A Stifel Company by telephone at (800) 966-1559 or by e-mail at USCapitalMarkets@kbw.com, and by contacting Morgan Stanley & Co. LLC by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com. 3

Transaction Overview 4

Common Stock Offering Summary Overallotment Issuer Simmons First National Corporation 15% Option General corporate purposes, which may include NASDAQ SFNC Use of Proceeds investments in Simmons Bank to support a potential Symbol balance sheet repositioning and continued growth Offering Follow-on Lockup Period 90 days Type Stephens Inc. Security Class A Common Stock Bookrunners Keefe, Bruyette & Woods, A Stifel Company Morgan Stanley Base Anticipated $250 million Post-Market Close on July 21, 2025 Offering Pricing Date 5

Today’s Presenters George A. Makris, Jr. Chairman and CEO • Mr. Makris serves as Chairman and CEO of Simmons First National Corporation and the Company’s banking subsidiary, Simmons Bank • Elected to the Board of Directors in 1997 and has 26 years of tenure • Prior to joining the Company in January 2013, Mr. Makris had been employed by M. K. Distributors, Inc. since 1980 and had served as its President since 1985 • Previously served as a member of the Board of Directors of Worthen National Bank – Pine Bluff from 1985 to 1996 and served as Chairman from 1994 to 1996 Jay Brogdon President • Mr. Brogdon was named President effective January 1, 2023 • Prior to assuming this role, Mr. Brogdon joined as CFO for Simmons First National Corporation and Simmons Bank in 2021 • Previously served four years with a global accounting firm and 13 years in investment banking, collectively advising on more than $15 billion in transactions Daniel Hobbs Executive Vice President and CFO • Mr. Hobbs was named CFO effective December 4, 2023 • Prior to joining the Company, Mr. Hobbs had been employed by a Southeastern Bank with more than $150 billion in assets for 17 years, where he last served as Executive Vice President and Head of Finance • Previously served in a multitude of financial leadership positions within the healthcare and retail industries Chris Van Steenberg Executive Vice President and COO • Mr. Van Steenberg was named COO effective November 12, 2024 • In this role, Mr. Van Steenberg is responsible for Community and Commercial Banking, Credit Risk and Lending Operations, Wealth Management, Digital Banking, Deposit and Treasury Management Operations and Marketing and Communications • Previously served as Chief Digital and Product Officer for a Mid-South bank with more than $80 billion in assets 6

Company Overview 7

Company Overview Simmons First National Corporation A Mid-South based financial holding company serving our $26.7 $21.8 customers and the communities where we work and live since 1903 BILLION BILLION TOTAL ASSETS TOTAL DEPOSITS $8.9 $17.1 CONSECUTIVE YEARS 3 116 PAYING DIVIDENDS BILLION BILLION ASSETS UNDER TOTAL LOANS MANAGEMENT/ ADMINISTRATION YEARS OF SERVICE 122 14.4% 8.5% 1 TOTAL RBC RATIO TCE RATIO FINANCIAL CENTERS 223 ACROSS SIX STATES 4.2% 78% 2 DIVIDEND YIELD LOAN TO DEPOSIT RATIO 1.48% 161% ACL TO TOTAL NPL COVERAGE LOANS RATIO Note: This slide presents 2Q25 numbers that are preliminary. See slides 2 and 3 for applicable disclaimers 1 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliations 8 2 Based on July 18, 2025, closing stock price of $20.06 and annualized dividend rate of $0.85 per share 3 The future payment of dividends is not guaranteed and is subject to various factors, including approval by the Company’s board of directors

The Culmination of a Deliberate Growth Strategy

1903 - 2012	Decade of geographic diversification and improving our growth profile	2023 - Present
A Firm Foundation	**Geographic Transformation**	**Leadership Succession**

A Firm Foundation (1903 - 2012)

- **On March 23, 1903**, Simmons National Bank opens for business in Pine Bluff, AR
- Total deposits collected on Day 1 were **$3,338.22**
- In 1909, Simmons paid its first cash **dividend** to shareholders and has continued to pay dividends for 116+ years consecutively[3]
- On October 16, 1992, shares of Simmons First National Corporation begin trading on the NASDAQ stock exchange

Geographic Transformation



Total Assets
$ in billions
$3.5
$4.4
$4.6
$7.6
$8.4
$15.1
$16.5
$21.3
$22.4
$24.7
$27.5
$27.3
$26.9
$26.7
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2Q25
Southwest Bancorp, Inc.
First Texas BHC
Hardeman County Investment Company, Inc.
Triumph Bancshares, Inc.
Landmark Community Bank
Liberty Bancshares, Inc.
Community First Bancshares, Inc.
Trust Company of the Ozarks
Metropolitan National Bank
Delta Trust & Banking Corporation
Citizens National Bank
Reliance Bancshares, Inc.
Landrum Company
Spirit of Texas Bancshares, Inc.



$2.7B[1]
Total Deposits
83 Branches
94%
6%
Arkansas
Kansas
$22.1B[2]
Total Deposits
223 Branches
42%
18%
16%
15%
7%
1%
Arkansas
Texas
Tennessee
Missouri
Oklahoma
Kansas

Leadership Succession (2023 - Present)

- Prioritized internal focus, further integrating acquisitions and gaining efficient capacity through our **Better Bank Initiative**
- Shifted focus to **organic growth** as primary with M&A becoming increasingly opportunistic
- Attracting, developing and retaining **top talent** to carry the bank forward at every level
- Developed deep bench of **executive leadership** with significant runway and demonstrated ability to execute our strategy

Note: Percentages may not sum to 100% due to rounding
1 Total deposits and branch data as of June 30, 2012, based on FDIC Summary of Deposits filing
2 Total deposits and branch data as of June 30, 2024, based on FDIC Summary of Deposits filing
3 The future payment of dividends is not guaranteed and is subject to various factors, including approval by the Company's board of directors

9

Overview of Strategic Priorities 10

Key Strategies in Simmons Bank's Transformative Journey 2 1 3 4 5 Operational Talent & Organic Profitability Balance Excellence Engagement Growth & Capital Sheet Allocation Optimization Delivering high-value earnings and attractive long-term shareholder returns 11

Operational Excellence - Better Bank Initiative

Peer-Leading Noninterest Expense Discipline[1]


Peer Average Growth of ~5.2% per year
$566MM
-.6%
$562MM
~$97MM Implied Expense Savings
$659MM
4Q22 Annualized Adjusted NIE[2]
2025 SFNC Consensus
Implied 2025 SFNC @ Peer Growth

- **Decreased expenses inclusive of 3 years of merit increases and heightened period of inflation**
  - ~$97MM of estimated implied expense savings relative to peers
- **Better Bank Initiative efficiencies include:**
  - Process improvements and automation
  - Branch consolidations
  - Since 2Q22, headcount lowered by 297 or 9% as of 2Q25
  - Contract renegotiations
- **Strategic investments driving significant value:**
  - Top talent acquisition across the bank
  - Built out peer-leading profitability framework
  - Centralized procurement driving better pricing and processes
  - Investments in Tech, Digital, Data and Analytics, business products and tools

Source: S&P Global Market Intelligence and FactSet.
1 Peer group includes the following tickers: ABCB, BANF, OZK, BOKF, CBSH, FBK, FFIN, HWC, HOMB, SFBS and TRMK
2 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation

12

Capitalizing on Market Dislocation Through Strategic Hires and Attractive Culture

Role	Year Hired	Prior Bank Assets
Executive Leadership Roles:		
Chief Technology Officer (CTO)	2025	+$15B
Director of Enterprise Risk Management	2024	+ $85B
Chief Operating Officer (COO)	2024	+$80B
Chief Financial Officer (CFO)	2023	+$150B
Corporate Treasurer	2022	+$100B
Production Roles:		
Consumer/Business Strategy and Performance Leader	2025	+$40B
Director of Payment Products and Sales Strategy	2025	+$50B
Regional C&I Leader	2025	+$40B
Commercial Real Estate Executive	2024	+$1T
Regional Private Wealth Leader	2024	+$50B
Head of Private Banking	2024	+$1T
Regional C&I Executive Leader	2023	+$1T
Director of Treasury Management Sales	2023	+$500B
Profitability Roles:		
Divisional CFO	2025	+$40B
Director of Procurement	2024	+$100B
Build Out of Customer Profitability Team	2023	+$100B
Deputy Treasurer	2023	+$100B

Demonstrated ability to attract talent with strong skillsets from peer and larger institutions

- **In addition to attracting strategic, corporate and business unit leadership talent, since December 2023 we have:**
  - Onboarded 49 externally sourced producers and market leaders
  - Elevated 24 internal associates based on performance and alignment with strategic objectives
- **Our people remain a powerful driver of our success:**
  - Talent pipeline remains strong
  - 2025 Associate Engagement score is in line with benchmark, a 5% increase from 2024, and at highest level in the past decade
  - 2025 Manager Effectiveness is 7% above benchmark and at highest level in the past decade
  - 2025 YTD voluntary turnover is at lowest level in the past decade

13

C&I Banking Progress Demonstrated in Pipeline Mix & TM Fee Growth C&I share of pipeline at all-time high of 46% ❑ Continue to benefit from strong CRE capabilities 1 C&I Banking – Recycles capital quickly and generates attractive risk- Pipeline and Portfolio Mix adjusted returns 46% 42% 38% 36% – Expect slower longer-term growth relative to other areas of 37% the portfolio 36% 36% – Current environment further impacted by permanent 35% market paydowns ❑ Continued investment and focus in C&I 2023 2024 1Q25 2Q25 – Focus on small business, business and middle-market Pipeline Share % Portfolio - Current Balance commercial banking – Expect longer term growth rate to exceed other areas of the portfolio Focus on C&I yields, steady TM fee growth – C&I pipeline balances increased 55% from 2024 as of Net Treasury Management Fees 2Q25 21% CAGR since 2022 ❑ Efforts across all business units: $17.8MM $16.4MM – Sales performance and analytics to capitalize on strong CX $14.9MM 2 capabilities (NPS of 77.3, top quartile in banking) $10.0MM – Quality metrics to drive deposit growth and relationship primacy through incentive programs – Banker tooling and development programs, coupled with 2022 2023 2024 2025 YTD targeted investment in talent upgrades Annualized 1 Includes all non-CRE commercial lending (C&I, Owner-occupied, and Agri) 2 Net Promoter Score 14

Peer Leading Profitability Framework

Established a proprietary profitability framework to inform capital allocations and ensure pricing decisions are aligned with corporate return targets


Customer
Officer
Relationship
Segment
Account
Product
Region
Industry
Market

2023

- Hired Director of Profitability with extensive experience developing and directing profitability framework at $100B bank

2024

- Completed lift out of profitability team from $100B bank
- Implemented commercial relationship pricing model and pricing governance framework
- Launched new banker incentive plan incorporating key profitability components in goal-setting, performance measurement, and incentive payout

2025

- Rolled out new branch banking incentive plan incorporating product relative values tied to profitability measurement
- Launched account level, risk-based, profitability system to achieve effective allocation of capital across businesses and products

Efforts achieved to date:

- Originated new business is generating returns 5% above the legacy portfolio
- Improvement in loan yields and deposit costs has outperformed peers by +10 bps and (7) bps over the last twelve months, respectively
- Deepened full relationships and increased referral activity
- Established a profitability culture across the bank

Long-Term Financial Operating Targets:

ROATCE	ROAA	Efficiency Ratio
14% - 16%	1.25%+	< 55%

Simmons Bank's strategy incorporates our unwavering commitment to Soundness, Profitability and Growth.

15

Contemplated Balance Sheet Repositioning 16

Potential Balance Sheet Repositioning Expected to Enhance Profitability Overview of Contemplated Balance Sheet Repositioning Strategic Rationale ❑ Simmons is evaluating a potential repositioning of a portion ❑ We expect that the balance sheet repositioning will: of the held-to-maturity (“HTM”) securities portfolio ― Enhance risk management ▪ More effectively and efficiently manage interest rate risk ❑ Approximately $3.6 billion of securities in the portfolio would be transferred from HTM to available-for-sale (“AFS”) ▪ Enhance liquidity and economic capital position ▪ Improve buffers to capital through enhanced earnings ❑ Any sale of securities would only occur after execution of the ― Bolster earnings profile today with achievable upside common equity offering and subject to market conditions ▪ Meaningful improvement to NII, PPNR and EPS ❑ We expect to use proceeds from the transaction to: ▪ Expansion in key return metrics ▪ TBVPS growth potential unlocked ― Reduce wholesale borrowings ― Accelerate optimization of earning asset and funding mix ― Improve liquidity profile of securities portfolio ▪ Improve balance sheet flexibility ▪ Propel organic growth and capital generation NII – Net interest income PPNR – pre-provision net revenue 17

Transaction Assumptions & Summary Impact

Potential Transaction Assumptions[1]

Common Equity Capital Raise	Gross Offering Proceeds: **$250M**
	Net Offering Proceeds: **~$237M**[2]
Transfer HTM Portfolio to AFS	Book Value of Securities: **~$3.6B**
	Market Value of Securities: **~$2.9B**
	Unrealized After-Tax Loss: **~$501M**
Securities Sold	FMV of Securities: **~$2.4B**
	After-Tax Loss: **~$609M**
	FTE Yield (Book Value): ~**2.35%**
	WAL of Securities Sold: ~**13 years**
Balance Sheet Adjustments	Reinvest in New Securities: **$500M @ ~4.85%**
	Pay Down Wholesale Borrowings: **$2.3B @ ~4.43%**

Pro Forma Financial Highlights

	Reported 2Q25[3]	Adjusted 2Q25[4,6]	Pro Forma[6]
Securities / Total Assets	22.5%	---	14.4%
Loans HFI / Deposits	78.4%	---	84.9%
Wholesale Funding / Total Funding[5]	17.2%	---	7.8%
Tangible Common Equity Ratio[6]	8.5%	6.6%	8.2%
Tier 1 Leverage Ratio	10.0%	8.2%	9.5%
CET1 Ratio	12.4%	9.9%	11.1%
Total Risk-Based Capital Ratio	14.4%	12.0%	13.2%

1 Actual amounts and terms may vary depending on market conditions and execution
2 Assumes 5.0% gross underwriting spread and $1 million in additional expenses
3 2Q25 numbers are preliminary. See slide 3 for disclaimer
4 Inclusive of after-tax loss from transfer of HTM portfolio to AFS of ~$501 million
5 Total funding equals total deposits and FHLB & other borrowings
6 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation

18

Capital Base Well-Positioned for Continued Growth 1 Tangible Common Equity Ratio Tier 1 Leverage Ratio 8.5% 8.2% 10.0% 1 9.5% 6.6% 8.2% Reported Adj. HTM 2 Loss 2Q25 Pro Forma 2Q25: 2Q25 Pro Forma 2Q25: Capital Raise + Capital Raise + Balance Sheet Balance Sheet Repositioning Repositioning CET1 Ratio Total Risk-Based Capital Ratio 12.4% 14.4% 1 1 11.1% 13.2% 9.9% 12.0% 2Q25 Pro Forma 2Q25: 2Q25 Pro Forma 2Q25: Capital Raise + Capital Raise + Balance Sheet Balance Sheet Repositioning Repositioning Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer Note: Assumes common equity raise base offering of $250 million for illustrative purposes. Capital ratios shown on a consolidated basis 1 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation 19 2 Inclusive of after-tax loss from transfer of HTM portfolio to AFS of ~$501 million

Balance Sheet Repositioning Unlocks Earnings Potential

Net Interest Income *($ in millions)*



+9%
$171.8
$187.4 [1]
2Q25
Pro Forma 2Q25: Capital Raise + Balance Sheet Repositioning

Pre-Provision Net Revenue (PPNR)[1] *($ in millions)*



+20%
$77.3
$92.9
2Q25
Pro Forma 2Q25: Capital Raise + Balance Sheet Repositioning

Adjusted Diluted EPS Impact[1]



+14%
$0.44
$0.47
$0.50 [2]
2Q25
Pro Forma 2Q25: Capital Raise + Balance Sheet Repositioning
Pro Forma 2Q25 + Loan Growth

Adjusted Return on Average Assets[1]



+25bps
0.84%
1.09%
2Q25
Pro Forma 2Q25: Capital Raise + Balance Sheet Repositioning

Adjusted Return on Average TCE[1]



+3.6%
11.0%
14.6%
2Q25
Pro Forma 2Q25: Capital Raise + Balance Sheet Repositioning

Tangible Book Value Per Common Share[1]



$16.97
$12.99
$13.41
Reported
Adj. HTM Loss[3]
2Q25
Pro Forma 2Q25: Capital Raise + Balance Sheet Repositioning

Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer
Note: Assumes common equity raise base offering of $250 million for illustrative purposes
1 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation. Pro forma ratios presented on this slide are based on annualized 2Q25 pro forma earnings. Totals may not foot due to rounding
2 Assumes pro forma 2Q25 (capital raise + balance sheet repositioning) with incremental loan growth of $1B at 2.75% net spread
3 Calculated as reported tangible common equity less after-tax HTM loss of ~$501 million divided by common shares outstanding as of 2Q25

20

Improved Risk Profile of Balance Sheet Supports Durable Growth[1]

Reduction in Interest Rate Exposure

- Sale of long duration assets **improves resilience of the balance sheet to weather different macroeconomic environments**
- **Strengthens level and reduces volatility of economic capital** which improves sustainability of growth
- Move from slightly liability sensitive to a more asset sensitive position
- **Efficiency in how we position balance sheet on a go forward basis –** Hedging program may be used but not contemplated in transaction

Economic TCE Ratio[2] Sensitivity to +100 bps Rate Shock



Economic TCE Ratio
Economic TCE Ratio + 100 bps Shock
6.6%
(122) bps
5.4%
8.2%
(52) bps
7.7%
2Q25
Pro Forma 2Q25: Capital Raise + Balance Sheet Repositioning

Improvement in Funding & Liquidity Profile

- **Improves quality of funding** with reduced reliance on wholesale liabilities
- **Enhances the quality of liquid assets – including maturity profile, ratings (GSE) and bond size (larger blocks)**
- **Increases contingent liquidity capacity**
- **Continues focus on growing core customer deposits**

Wholesale Funding / Total Funding[3]



17.2%
7.8%
2Q25
Pro Forma 2Q25: Capital Raise + Balance Sheet Repositioning

Increases flexibility to support our strategy and lean into growth opportunities

Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer
1 Summary of expected impacts of successful completion of offering and balance sheet repositioning, and subject in all respects to the disclaimers on slides 2 and 3
2 In this presentation, Economic TCE Ratio is also referred to as adjusted tangible common equity to tangible assets
3 Total funding equals total deposits and FHLB & other borrowings

21

Outlook & Targets 22

Balance Sheet Repositioning Would Accelerate Path to Long-Term Financial Targets ROAA Run Rate Strategic Levers ❑ Continue to invest in organic growth – talent and tools focused 1.25%+ on primary operating relationships 1.09% – CRE (existing strength) – C&I (emerging capabilities) – Private banking 0.84% – Agri, consumer and other ❑ Pursue structural transformation opportunities – Optimize consumer and small business banking (branch and digital) – Organizational redesign and back-office optimization to simplify and scale – Commercial / Business banking tools / Analytics – Treasury management platform, products and pricing 2Q25 Pro Forma Target – Sales effectiveness programs Adjusted 2Q25 Adjusted ROAA 1 1 ROAA ROAA Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer 1 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation 23

Compelling Investment Opportunity Geographically diverse franchise with a meaningful presence in attractive growth markets Deep bench of talent with leadership succession in place, creating a long runway for growth 120+ year history with a legacy of soundness highlighted by 116 years of consecutive dividends Stable core deposit base, coupled with a strong lending platform focused on small business, business and commercial organic growth Optimal size with scale to invest and room to run before approaching $100 billion Poised to take advantage of market disruption 24 nd 2 Quarter 2025 Financial Overview 25

2Q25 Highlights

- **Strong top-line growth drives performance**
  - Adjusted net income of $56.1 million[1] and adjusted diluted EPS of $0.44[1]
  - Net interest margin surpasses 3% mark ahead of expectations
    - Net interest margin at 3.06%, up 11 bps linked quarter and 37 bps year-over-year
    - 5th consecutive quarterly increase in net interest margin
    - Pricing discipline leads to 6 bps increase in loan yields linked quarter
    - Cost of deposits decline for 3rd consecutive quarter, down 8 bps vs 1Q25
  - Total revenue tops $214 million and adjusted PPNR totaled $77.3 million[1]
    - Net interest income up $8.4 million, or 5%, on a linked quarter basis
    - Adjusted noninterest expense was $136.8 million[1], down 5% vs 1Q25
- **Positive underlying balance sheet momentum**
  - Total loans at $17.0 billion, up slightly on a linked quarter basis
    - Average loans at $17.0 billion, up 3% on a linked quarter annualized basis
    - Linked quarter growth driven by C&I, agricultural, and consumer & other portfolios
    - Unfunded commitments rose for 3rd consecutive quarter
  - Total deposits at $21.8 billion, up 1% linked quarter
    - Low-cost customer deposits increase $233.1 million vs 1Q25
- **Credit quality remains healthy**
  - Net charge offs at 25 bps in 2Q25; provision expense exceeded net charge-offs
  - ACL ratio at 1.48%, unchanged from 1Q25 levels

	Reported	Adjusted[1]
Net income	$54.8M	$56.1M
EPS (diluted)	$0.43	$0.44
Revenue	$214.2M	$214.2M
PPNR[2]	$75.6M	$77.3M
NIM	3.06%	
NCO ratio	25 bps	
ACL ratio	1.48%	
NPL/Loans	92 bps	

Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer
Comparisons on this page are 2Q25 vs 1Q25, unless otherwise noted
Bps = basis points
1 Non-GAAP measures that management believes aid in the discussion of results. See Appendix for Non-GAAP reconciliations
2 All pre-provision net revenue (PPNR) figures set forth in this row are Non-GAAP measures. See footnote 1 for more information

26

Balance Sheet Highlights Average Investment Securities Average Loans Average Deposits $ in billions $ in billions $ in billions $22.0 $21.7 $21.7 $21.9 $21.4 $17.2 $17.2 $6.6 $17.1 $17.0 $17.4 $17.4 $17.2 $17.3 $17.0 $6.4 $16.9 $6.3 $6.1 $6.0 $4.6 $4.5 $4.5 $4.3 $4.4 2Q24 3Q24 4Q24 1Q25 2Q25 2Q24 3Q24 4Q24 1Q25 2Q25 2Q24 3Q24 4Q24 1Q25 2Q25 Noninterest Bearing Interest Bearing 1 1 6.32% 6.20% Yield 6.39% 6.44% 6.26% Yield Cost 2.79% 3.68% 3.63% 3.54% 3.48% 3.48% 2.79% 2.60% 2.44% 2.36% Investment Securities Loans Deposits $ in billions; Period End Balances $ in billions; Period End Balances $ in billions; Period End Balances $21.9 $21.8 $21.9 $21.8 $21.7 $17.3 $17.2 $17.1 $17.1 $6.6 $17.2 $17.4 $17.4 $17.2 $17.4 $17.0 $6.3 $6.2 $6.1 $6.0 $4.6 $4.5 $4.5 $4.5 $4.5 2Q24 3Q24 4Q24 1Q25 2Q25 2Q24 3Q24 4Q24 1Q25 2Q25 2Q24 3Q24 4Q24 1Q25 2Q25 Noninterest Bearing Interest Bearing Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer 1 Yield is presented on a fully taxable equivalent (FTE) basis using an effective tax rate of 26.135% 27

Income Statement Highlights 2 2 2 Total Revenue and Adjusted Total Revenue PPNR and Adjusted PPNR Net Interest Income $ in millions $ in millions $ in millions $214.2 $214.2 $77.3 $208.5 $208.5 $209.6 $209.6 $75.6 $171.8 $203.2 $69.2 $66.4 $67.4 $66.0 $65.0 $164.9 $174.8 $163.4 $157.7 $37.6 3Q24 4Q24 1Q25 2Q25 3Q24 4Q24 1Q25 2Q25 3Q24 4Q24 1Q25 2Q25 2 2 Total Revenue Adjusted Revenue PPNR2 Adjusted PPNR 1 NIM 2.74% 2.87% 2.95% 3.06% 2 2 2 NIE and Adjusted NIE Net Income and Adjusted Net Income Diluted EPS and Adjusted Diluted EPS $ in millions $ in millions $144.6 $0.44 $0.43 $143.6 $56.1 $54.8 $0.39 $0.38 $49.6 $0.37 $141.1 $48.3 $46.0 $139.3 $138.6 $137.2 $33.1 $136.8 $136.8 $32.4 $0.26 $0.26 $24.7 $0.20 3Q24 4Q24 1Q25 2Q25 3Q24 4Q24 1Q25 2Q25 3Q24 4Q24 1Q25 2Q25 2 2 Noninterest Expense Adjusted Noninterest Expense Net Income Adjusted Net Income 2 Diluted EPS Adjusted Diluted EPS Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer PPNR – Pre-provision net revenue; NIE – Noninterest Expense; EPS – Earnings per Share 28 1 Net Interest Margin (NIM) is presented on a fully taxable equivalent (FTE) basis using an effective tax rate of 26.135% 2 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliations

Net Interest Margin (FTE)

Net Interest Margin
FTE (%)



+37 bps
+11 bps
2.69%
2.74%
2.87%
2.95%
3.06%
2Q24
3Q24
4Q24
1Q25
2Q25

Net Interest Margin Evolution
FTE



2.95%
5 bps
4 bps
2 bps
3.06%
1Q25
Funding Rate
Loan Yield
Other
2Q25

Commentary
(2Q25 vs 1Q25)

- Expansion primarily driven by fixed-rate asset repricing coupled with decreased deposit costs from lower rates on time deposits and favorable funding mix shift
- NIM surpasses 3% mark ahead of expectations
  - **NIM at 3.06 percent, up 11 bps**
  - **5th consecutive quarter of NIM expansion**
- Reflects focus on maintaining loan pricing discipline and continued proactive deposit pricing management
  - **6 bps** increase in loan yields
  - **8 bps** decrease on cost of deposits
- $37M of 6% subordinated debt from Spirit of Texas acquisition to be called on 7/31/25
- Remaining balance of purchase accounting accretion at 6/30/25 was $4.8 million

Select Yields/Rates
FTE (%)



6.39
6.44
6.32
6.20
6.26
5.84
5.79
5.32
5.09
4.97
3.68
3.63
3.54
3.48
3.48
2.79
2.79
2.60
2.44
2.36
2Q24
3Q24
4Q24
1Q25
2Q25
Loan Yield (FTE)
Securities (FTE)
Cost of Deposits
Other Borrowings

Estimated Future Swap Income[1]
$ in millions; Based on Forward Fed Funds rates



Assumed Average Effective Fed Funds Rate
4.20%
3.95%
3.64%
3.42%
3.23%
$7.7
$7.1
$6.2
$5.6
$5.3
3Q25
4Q25
1Q26
2Q26
3Q26

Note: 2Q25 numbers are preliminary. See slides 2 and 3 for applicable disclaimers
FTE – Fully taxable equivalent using an effective tax rate of 26.135%
Totals may not foot due to rounding
1 Estimated swap income based on projected forward effective fed funds rates as of June 30, 2025. Does not include potential impact of hedge ineffectiveness that is recorded in interest income. Under the terms of the swap agreement, the Company receives Effective Fed Funds rate and pays a fixed rate of approximately 1.21%

29

Deposits

Deposit Mix

$ in billions; Period End Balances



$21.8
$21.9
$21.9
$21.7
$21.8
$2.9
$3.4
$3.3
$2.9
$3.2
$2.8
$2.7
$2.8
$3.0
$2.7
$3.4
$3.3
$3.1
$3.0
$2.9
$8.0
$8.0
$8.2
$8.3
$8.5
$4.6
$4.5
$4.5
$4.5
$4.5
2Q24
3Q24
4Q24
1Q25
2Q25
Noninterest Bearing
Interest Bearing Transaction Accounts
Time Deposits
Public Funds (interest bearing)
Brokered Deposits

Linked Quarter Deposit Change[1]

$ in millions; Period End Balances



Total Deposits
$140
Noninterest Bearing Transaction Accounts
$13
Interest Bearing Transaction and Savings Accounts
$220
Time Deposits
$(81)
Public Funds (interest bearing)
$(336)
Brokered Deposits (MM & CDs)
$324
Low-Cost Customer Deposits
+$233M

2Q25 Commentary

- Positive remix in the quarter, led by a **$233 million** increase in low-cost customer deposits
- **8 basis point decrease** in cost of deposits on a linked quarter basis
- Focus remains on optimizing deposit balances and proactively managing costs
- **~79% of deposits** are FDIC insured or are collateralized deposits

Evolution of Funding Rates

56% interest bearing deposit beta since 2Q24[2]



Interest Bearing Deposits
Cost of Deposits
Avg Fed Funds Rate
3.65%
4.52%
4.99%
5.26%
5.33%
5.33%
5.33%
5.27%
4.66%
4.33%
4.33%
1.41%
2.10%
2.57%
3.06%
3.31%
3.48%
3.53%
3.52%
3.28%
3.05%
2.97%
1.02%
1.58%
1.96%
2.37%
2.58%
2.75%
2.79%
2.79%
2.60%
2.44%
2.36%
2Q22
3Q22
4Q22
1Q23
2Q23
3Q23
4Q23
1Q24
2Q24
3Q24
4Q24
1Q25
2Q25

Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer

Source: Average Fed Funds rate based on data from www.macrotrends.net

1 Linked quarter growth is 2Q25 vs 1Q25. The categories titled "Interest Bearing Transaction Accounts" and "Time Deposits" exclude public funds and brokered deposits, which are each shown as separate categories

2 Deposit beta calculated as change in cost of deposits from 2Q24 to 2Q25 divided by the change in quarterly average Federal Funds Effective rate for 2Q24 vs 2Q25

30

Loans: Well-diversified, granular portfolio and conservative credit culture

Loan Portfolio Waterfall

$ in millions



$17,094
$2,225
$(2,248)
$40
$17,111
Total loans at 3/31/25
Funded loans /advances
Paydowns/ payoffs
Other[1]
Total loans at 6/30/25

Linked Quarter Change by Loan Type

$ in millions



Total Loans $17
RE – Commercial $(90)
RE – Construction $7
Commercial[2] $77
RE – Single Family $(21)
Consumer & Other $33
Agricultural $68
Mortgage Warehouse $(47)
Run-Off Portfolio[3] $(10)

Unfunded Commitments

$ in millions



RE - Construction
Commercial
RE - Single Family
RE - Commercial
Agriculture
Consumer/Other
$3,746
$3,681
$3,739
$3,888
$3,947
2Q24
3Q24
4Q24
1Q25
2Q25
94% variable rate
• 62% tied to Prime
• 38% tied to SOFR

2Q25 Commentary

- Well-diversified, granular portfolio with no significant industry or geographic concentrations
- Average loans at $17.0 billion, up 3% on a linked quarter annualized basis
- Commercial loan pipeline remains strong and unfunded commitments rose for 3rd consecutive quarter
- Minimal exposure to Shared National Credits (SNC)
  - SNC totaled ~1% of total loans
  - Additional banking relationships with all borrowers

Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer

1 "Other" includes linked quarter change associated with loan portfolios impacted by seasonality (agricultural, mortgage warehouse and credit cards) and change in run-off portfolio

2 Commercial loan change excludes the impact of loans included in the run-off portfolio

3 "Run-off portfolio" consists of small ticket equipment finance and acquired asset based lending portfolios

31

Pipelines: Represent opportunities that meet pricing and disciplined credit appetite Commercial Loan Pipeline by Category $ in millions Opportunity Proposal Ready to Close $1,815 $1,631 2Q25 Commentary $757 $1,265 ❑ Continued focus on maintaining prudent underwriting $1,244 $564 standards and pricing discipline $1,013 $1,002 $948 $552 $549 ❑ $564 million of ready to close loans in the commercial $249 $292 1 $330 $381 pipeline as of June 30, 2025, with a rate of 7.35% $416 $121 $168 $199 $147 ❑ Mortgage loan originations in 2Q25 $189 ❑ 83% purchase ❑ 17% refinance $343 $485 $551 $527 $514 $809 $775 4Q23 1Q24 2Q24 3Q24 4Q24 1Q25 2Q25 Rate Ready to 8.44% 8.38% 8.68% 8.31% 7.93% 7.39% 7.35% 1 Close Mortgage Loan Volume $ in millions Mortgage Closed Loan Volume Mortgage Pipeline Volume $31 $25 $27 $29 $32 $16 $17 $111 $110 $89 $78 $75 $69 $69 4Q23 1Q24 2Q24 3Q24 4Q24 1Q25 2Q25 Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer 1 Rate ready to close represents the weighted average rate on commercial loans that are ready to close and does not include fees, including FAS 91 fees, associated with those commercial loans 32

Securities: Targeted mix of securities to earning assets in mid-teens

Securities Portfolio by Type


8%
8%
40%
44%
Treasury/Agency
States and Political Subdivisions
MBS/CMO
Corporate & Other

Securities Portfolio Summary

At June 30, 2025	Yield (FTE)[1]		Effective Duration	
	HTM	AFS	HTM	AFS
Fixed Rate				
Municipal	3.26%	3.34%	12.35	12.94
MBS/CMO	2.98	1.45	6.13	4.46
Treasury/Agency	2.34	3.15	8.26	0.04
Corporate	4.26	6.12	3.74	1.03
Other	2.49	3.49	10.04	3.76
Variable Rate	-	4.84	-	-
Total	**3.13%**	**3.12%**	**9.21**	**6.05**

Securities Portfolio Bond Ratings[2]

$ in millions

At June 30, 2025	HTM	AFS
U.S. Guaranteed/GSE	$1,482	$1,400
Aaa/AAA	476	287
Aa/AA	1,161	481
A	303	80
Baa/BBB	158	147
Not Rated	16	9
Total	**$3,595**	**$2,405**
Fair value	**$2,895**	**$2,405**

AOCI Evolution and Projections

$ in millions


AOCI Position
6/30/24
9/30/24
12/31/24
3/31/25
6/30/25
$(405)
$(336)
$(361)
$(368)
$(381)
6%


Projected AOCI "Burn" Down
AOCI Flat Rates3
6/30/25
YE 2025
YE 2026
YE 2027
$(381)
$(357)
$(327)
$(302)
~6%
~14%
~21%

Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer
FTE – fully taxable equivalent using an effective tax rate of 26.135%
Data presented on this slide is as of June 30, 2025, unless otherwise noted
1 Effective yield of securities portfolio at 6/30/25, excluding AOCI impact of HTM transfers made during 2Q22
2 Bond ratings reflect highest rating by Moody's Investors Service, Inc., Standard & Poor's or Fitch Ratings
3 **Flat Rates:** projected AOCI burn down assumes interest rates remain at 6/30/25 levels, a static investment portfolio prior to the contemplated balance sheet repositioning, and no additional bond sales and is for illustrative purposes only. See slides 2 and 3 for more information

33

Credit Quality: Underlying credit metrics remain healthy

Key Credit Quality Metrics

	2Q24	3Q24	4Q24	1Q25	2Q25
Loans past due 30-89 days	0.15%	0.20%	0.22%	0.21%	0.17%
Net charge-off ratio	0.19%	0.22%	0.27%	0.23%	0.25%
NPL ratio	0.60%	0.59%	0.65%	0.89%	0.92%
NPL ratio excluding Two Specific Credit Relationships[2]				*0.60%*	*0.63%*
NPA to total assets	0.39%	0.38%	0.45%	0.61%	0.62%
NPA ratio excluding Two Specific Credit Relationships[2]				*0.42%*	*0.44%*
ACL to total loans	1.34%	1.35%	1.38%	1.48%	1.48%
Reserve for unfunded commitments	0.68%	0.70%	0.69%	0.66%	0.65%

2Q25 Commentary

- Underlying credit metrics remain healthy
  - **17 bps** of loans past due 30-89 days, down 4 bps from 1Q25 levels
  - **25 bps** of net charge-offs in 2Q25; 3 bps associated with run-off portfolio[1]
  - **63 bps**[2] NPL ratio excluding Two Specific Credit Relationships
- Two Specific Credit Relationships represent **57% of our Top 10 NPLs**[3]
  - Continue to work closely with borrowers on resolution strategies

Nonperforming Loans

$ in millions



$103.4
$15.6
$87.8
$101.7
$7.4
$94.3
$110.8
$5.5
$105.3
$152.4
$49.8
$3.8
$98.8
$157.2
$49.6
$3.5
$104.1
2Q24
3Q24
4Q24
1Q25
2Q25
Core Portfolio
Run-Off Portfolio
Two Specific Credit Relationships

Top 10 Nonperforming Loans

	Industry	Outstanding	ACL Reserve	Reserve %
1	CRE - Hotel	$26.7M	$16.8M	63%
2	CRE - Restaurant/C&I*	$22.9M	$13.9M	61%
3	CLD – Office	$8.5M	$2.2M	26%
4	CRE – Multifamily*	$6.8M	-	-
5	CRE - Ministorage	$6.8M	$1.0M	17%
6	CRE – Multifamily*	$5.2M	$1.1M	20%
7	C&I – Transportation	$2.7M	<$0.1M	2%
8	CRE – Owner Occupied	$2.6M	-	-
9	CRE – NOO Retail	$2.5M	-	-
10	C&I – Oil & Gas	$2.4M	$0.9M	38%

57% of Top 10 NPLs (loans 1 and 2)

Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer
1 "Run-off portfolio" consists of small ticket equipment finance and acquired asset based lending portfolios
2 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliations
3 For purposes of the slides in this presentation, "Two Specific Credit Relationships" refers to the first two loans in the "Top 10 Nonperforming Loans" table on this slide
* Represents acquired relationship from recent bank acquisitions. In the case of restaurant/C&I, the CRE portion of the relationship was from the most recent bank acquisition

34

Credit Quality: Nonperforming and past due loans

Nonperforming Loans Evolution

$ in millions



$152.4
$(3.4)
$10.7
$1.7
$(4.2)
$0.4
$(0.2)
$(0.2)
$157.2
1Q25
RE - Construction
RE - Commercial
RE – Single Family
Commercial
Consumer & Other¹
Run-Off Portfolio
Two Specific Credit Relationships
2Q25

Nonperforming Loans / Total Loans[2]



Strategic decision to de-risk certain elements of the loan portfolio through the planned exit of particular acquired non-relationship credits
Annual
Quarterly
0.65%
0.96%
0.57%
0.37%
0.50%
0.65%
0.60%
0.59%
0.65%
0.89%
0.92%
0.60%
0.63%
NPL Ratio
NPL Ratio, excluding Two Specific Credit Relationships³
2019 2020 2021 2022 2023 2024
2Q24 3Q24 4Q24 1Q25 2Q25

Nonperforming Assets / Total Assets[2]



Annual
Quarterly
0.55%
0.64%
0.31%
0.23%
0.33%
0.45%
0.39%
0.38%
0.45%
0.61%
0.62%
0.42%
0.44%
NPA to Assets
NPA to Assets, excluding Two Specific Credit Relationships³
2019 2020 2021 2022 2023 2024
2Q24 3Q24 4Q24 1Q25 2Q25

Past Due 30-89 days / Total Loans[2]



Annual
Quarterly
0.24%
0.21%
0.11%
0.18%
0.24%
0.22%
0.15%
0.20%
0.22%
0.21%
0.17%
2019 2020 2021 2022 2023 2024
2Q24 3Q24 4Q24 1Q25 2Q25

Note: 2Q25 numbers are preliminary. See slide 3 for disclaimer
Source: S&P Global Market Intelligence 2019 – 2024; Company Reports
1 Consumer & Other includes credit card, consumer-other, mortgage warehouse, agriculture and other loan portfolios
2 As of December 31, for each respective year shown above; quarterly data as of the end of the quarter for each respective period
3 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliations

35

Non-GAAP Measures 36

Illustrative Pro Forma Balance Sheet Reported Common Equity + HTM Transfer + Balance Sheet = Pro Forma $ in thousands, except per share data 2Q25 Capital Raise to AFS Repositioning 2Q25 Assets Cash and cash equivalents $ 644,462 $ 236,743 $ - $ (236,743) $ 644,462 AFS Securities 2 ,405,320 2,929,625 (1,866,834) 3,468,111 HTM Securities 3 ,591,531 - (3,591,531) - - Total loans 17,128,068 - - - 17,128,068 (253,537) - - - (253,537) Allowance for credit losses on loans Net loans 1 6,874,531 - - - 16,874,531 Intangible assets 1 ,411,416 - - - 1,411,416 1 ,766,360 - 160,843 (195,372) 1 ,731,831 Other assets Total Assets $ 2 6,693,620 $ 236,743 $ (501,063) $ (2,298,949) $ 2 4,130,351 Liabilities and Stockholders' Equity Total deposits 21,824,990 - - (1,664,600) 20,160,390 1,319,420 - - (634,349) 685,071 Other liabilities Total Liabilities 23,144,410 - - (2,298,949) 20,845,461 3 ,549,210 236,743 (501,063) - 3 ,284,890 Total Stockholders' Equity Total Liabilities & Stockholders' Equity $ 26,693,620 $ 236,743 $ (501,063) $ (2,298,949) $ 2 4,130,351 1 2 5,282,204 236,743 (501,063) (2,298,949) 22,718,935 Tangible Assets 1 2,137,794 236,743 (501,063) - 1,873,474 Tangible Common Stockholders' Equity Shares of common stock outstanding 125,996 13,695 - - 139,691 1 $ 16.97 - - - $ 13.41 Tangible book value per common share Consolidated Regulatory Capital CET1 Capital 2 ,551,006 236,743 - (608,629) 2,179,120 Tier 1 Capital 2,551,006 236,743 - (608,629) 2 ,179,120 Total Risk-Based Capital 2,977,454 236,743 - (608,629) 2 ,605,568 Risk Weighted Assets 2 0,646,324 - - (943,205) 19,703,119 Assets for Leverage Ratio 2 5,606,135 236,743 (501,063) (2,298,949) 23,042,866 1 Tangible Common Equity to Tangible Assets 8.5% - - - 8.2% Tier 1 Leverage Ratio 10.0% - - - 9.5% CET1 Capital Ratio 12.4% - - - 11.1% Total Risk-Based Capital Ratio 14.4% - - - 13.2% Note: Consolidated regulatory capital used Note: Assumes common equity raise base offering of $250 million for illustrative purposes 37 1 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation

Pro Forma Non-GAAP Reconciliations Reconciliation Illustrated for Balance Sheet Repositioning + Capital Raise Pro Forma Diluted Shares Diluted Earnings per $ in millions, except per share data 2Q25 (mm) Common Share Calculation of Adjusted Diluted Earnings per Share 1 $ 0.44 Adjusted earnings $ 56.1 1 26.4 Less: Foregone securities interest income (2.35% FTE book yield) (18.6) Plus: Interest income on new securities (4.85% yield) 6.0 Plus: Interest expense on wholesale borrowings (4.43% cost) 25.4 Total adjustments $ 1 2.9 1 3.7 2 (3.4) Tax effect Total adjustments, net of tax $ 9 .5 $ 65.6 1 40.1 $ 0 .47 Adjusted pro forma earnings Note: Assumes common equity raise base offering of $250 million for illustrative purposes Note: An after-tax loss of $609 million would be recorded in the quarter of sale, which is excluded from the figures above 38 1 Non-GAAP measures that management believes aid in the discussion of results. See page 42 for reconciliation 2 Effective tax rate of 26.135%

Pro Forma Non-GAAP Reconciliations Reconciliation Illustrated for Balance Sheet Repositioning + Capital Raise Pro Forma Pro Forma $ in millions 2Q25 $ in millions 2Q25 Calculation of Adjusted Return on Average Assets Calculation of Adjusted Pre-Provision Net Revenue 1 2 Adjusted pro forma earnings $ 65.6 Adjusted pre-provision net revenue (non-GAAP) $ 77.3 Less: Foregone securities interest income (2.01% book yield) (15.9) Average assets $ 26,645.1 Plus: Interest income on new securities (4.85% yield) 6.0 Plus: Net offering proceeds 236.7 Plus: Interest expense on wholesale borrowings (4.43% cost) 2 5.4 Less: Proceeds used to pay down wholesale funding (236.7) Total adjustments $ 1 5.5 Less: Market value adjustment on HTM securities transferred to AFS (661.9) 3 $ 9 1.1 Pro forma pre-provision net revenue (non-GAAP) Less: Securities sold (2,366.8) 3 $ 9 2.9 Adjusted pro forma pre-provision net revenue (non-GAAP) Less: Net deferred tax asset / (liability) (34.5) Plus: Reinvestment in new securities 5 00.0 Calculation of Adjusted Net Interest Income Total adjustments $ (2,563.3) Net interest income $ 171.8 $ 24,081.9 Pro forma average assets Less: Foregone securities interest income (2.01% book yield) (15.9) 1.07% Pro forma return on average assets Plus: Interest income on new securities (4.85% yield) 6 .0 1.09% Plus: Interest expense on wholesale borrowings (4.43% cost) 2 5.4 Adjusted pro forma return on average assets Total adjustments $ 15.5 Calculation of Adjusted Return on Average Tangible Common Equity Pro forma net interest income $ 1 87.4 1 Adjusted pro forma earnings $ 65.6 Plus: Amortization of intangibles, net of tax 2 .3 Total adjusted pro forma earnings $ 67.9 Average tangible common equity $ 2,132.9 Less: Market value adjustment on HTM securities transferred to AFS, net of tax (501.1) Plus: Net offering proceeds 2 36.7 Total adjustments $ (264.3) Pro forma average tangible common equity $ 1,868.6 14.3% Pro forma return on average tangible common equity 14.6% Adjusted pro forma return on average tangible common equity Note: Assumes common equity raise base offering of $250 million for illustrative purposes. Pro forma ratios presented on this slide are based on annualized 2Q25 pro forma earnings Note: An after-tax loss of $609 million would be recorded in the quarter of sale, which is excluded from the figures above 39 1 See slide 38 for reconciliation 2 See slide 44 for reconciliation 3 Totals may not foot due to rounding

Pro Forma Non-GAAP Reconciliations Reconciliation Illustrated for Balance Sheet Repositioning + Capital Raise Pro Forma $ in millions, except per share data 2Q25 Calculation of Adjusted Tangible Common Equity to Tangible Assets Ratio 1 Total tangible common stockholders' equity $ 2,137.8 Less: Market value adjustment on HTM securities transferred to AFS, net of tax (501.1) Plus: Net offering proceeds 236.7 Pro forma total tangible common stockholders' equity $ 1,873.5 Total tangible assets $ 25,282.2 Plus: Net offering proceeds 236.7 Less: Proceeds used to pay down wholesale funding (236.7) Less: Market value adjustment on HTM securities transferred to AFS (661.9) Less: Securities sold (2,366.8) Less: Net deferred tax asset / (liability) (34.5) Plus: Reinvestment in new securities 500.0 Pro forma total tangible assets $ 22,718.9 8.25% Pro forma tangible common equity to tangible assets Calculation of Adjusted Tangible Book Value per Common Share $ 1,873.5 Pro forma total tangible common stockholders' equity Shares of common stock outstanding 126.0 Plus: Shares issued in offering 1 3.7 Pro forma shares of common stock outstanding 1 39.7 $ 13.41 Pro forma tangible book value per common share Note: Assumes common equity raise base offering of $250 million for illustrative purposes. 1 Common stockholders’ equity to tangible common stockholders’ equity is provided on slide 43 40

Non-GAAP Reconciliations Pro Forma Pro Forma $ in thousands 2Q25 $ in thousands 2Q25 Calculation of Tangible Common Equity (TCE) Economic Capital Ratio Calculation of CET1 Economic Capital Ratio 1 Total tangible common stockholders' equity $ 2,137,794 Total tier 1 capital (CET1) $ 2,551,006 (501,063) (501,063) Less: Market value adjustment on HTM securities transferred to AFS, net of tax Less: Market value adjustment on HTM securities transferred to AFS, net of tax Total adjusted tangible common stockholders' equity $ 1,636,731 Total adjusted tier 1 capital (CET1) $ 2,049,943 Total tangible assets $ 25,282,204 Risk weighted assets $ 20,646,324 (501,063) Less: Market value adjustment on HTM securities transferred to AFS, net of tax 12.36% CET1 capital ratio Total adjusted tangible assets $ 24,781,141 9.93% Adjusted CET1 capital ratio 2 6.60% Adjusted tangible common equity to tangible assets (non-GAAP) Calculation of Total-Risk Based Economic Capital Ratio Calculation of Tier 1 Leverage Economic Capital Ratio Total risk-based capital $ 2,977,454 (501,063) Total tier 1 capital $ 2,551,006 Less: Market value adjustment on HTM securities transferred to AFS, net of tax (501,063) Less: Market value adjustment on HTM securities transferred to AFS, net of tax Total adjusted risk-based capital $ 2,476,391 Total adjusted tier 1 capital $ 2,049,943 Risk weighted assets $ 20,646,324 Average assets for leverage ratio $ 25,606,135 14.42% Total risk-based capital ratio (501,063) Less: Market value adjustment on HTM securities transferred to AFS, net of tax 11.99% Adjusted total risk-based capital ratio Total adjusted average assets for leverage ratio $ 25,105,072 9.96% Tier 1 leverage ratio 8.17% Adjusted tier 1 leverage ratio 1 Common stockholders’ equity to tangible common stockholders’ equity is provided on slide 43 2 In this presentation, adjusted tangible common equity to tangible assets is also referred to as “Economic TCE Ratio” 41

Non-GAAP Reconciliations

$ in thousands, except per share data	2Q 2024	3Q 2024	4Q 2024	1Q 2025	2Q 2025
Calculation of Adjusted Earnings[1]					
Net Income	$ 40,763	$ 24,740	$ 48,319	$ 32,388	$ 54,773
Certain items					
Branch right sizing, net	519	410	1,581	994	163
Loss (gain) on sale of securities	-	28,393	-	-	-
Early retirement program	118	(1)	200	-	1,594
FDIC special assessment	283	-	-	-	-
Termination of vendor and software services	615	(13)	-	-	-
Tax effect[2]	(401)	(7,524)	(466)	(260)	(459)
Certain items, net of tax	1,134	21,265	1,315	734	1,298
Adjusted earnings (non-GAAP)	$ 41,897	$ 46,005	$ 49,634	$ 33,122	$ 56,071
Average total assets	$27,305,277	$27,216,440	$27,078,943	$26,678,628	$26,645,131
Adjusted return on average assets	0.62%	0.67%	0.73%	0.50%	0.84%
Calculation of Earnings and Adjusted Earnings per Diluted Share[1]					
Earnings available to common shareholders	$ 40,763	$ 24,740	$ 48,319	$ 32,388	$ 54,773
Diluted earnings per share	$ 0.32	$ 0.20	$ 0.38	$ 0.26	$ 0.43
Adjusted earnings available to common shareholders (non-GAAP)	$ 41,897	$ 46,005	$ 49,634	$ 33,122	$ 56,071
Adjusted diluted earnings per share (non-GAAP)	$ 0.33	$ 0.37	$ 0.39	$ 0.26	$ 0.44
Average Diluted Shares Outstanding	125,758,166	125,999,269	126,232,084	126,336,557	126,406,879

1 In this presentation, "Adjusted Earnings" may also be referred to as "Adjusted Net Income"
2 Effective tax rate of 26.135%

42

Non-GAAP Reconciliations 2Q 3Q 4Q 1Q 2Q 2024 2024 2024 2025 2025 $ in thousands, except per share data Calculation of Book Value and Tangible Book Value per Common Share Total common stockholders' equity $ 3,458,869 $ 3,528,833 $ 3,528,872 $ 3,531,485 $ 3,549,210 Intangible assets: Goodwill (1,320,799) (1,320,799) (1,320,799) (1,320,799) (1,320,799) Other intangible assets (104,943) (101,093) (97,242) (93,714) (90,617) Total intangible assets (1,425,742) (1,421,892) (1,418,041) (1,414,513) (1,411,416) Tangible common stockholders' equity (non-GAAP) $ 2,033,127 $ 2,106,941 $ 2,110,831 $ 2,116,972 $ 2,137,794 Shares of common stock outstanding 125,487,520 125,554,598 125,651,540 125,926,822 125,996,248 Book value per common share $ 27.56 $ 28.11 $ 28.08 $ 28.04 $ 28.17 Tangible book value per common share (non-GAAP) $ 16.20 $ 16.78 $ 16.80 $ 16.81 $ 16.97 Market value adjustment on HTM securities transferred to AFS, net of tax (501,063) Adjusted tangible common stockholders’ equity (non-GAAP) $ 1,636,731 Shares of common stock outstanding 125,996,248 Adjusted tangible book value per common share (non-GAAP) $ 12.99 2Q 2025 $ in thousands Calculation of Adjusted Return on Average Tangible Common Equity 1 Adjusted earnings (non-GAAP) $ 56,071 Amortization of intangibles, net of tax 2,289 Total adjusted earnings available to common stockholders $ 58,360 Average tangible common stockholders’ equity $ 2,132,932 Adjusted return on average tangible common equity 10.97% 1 See slide 42 for reconciliation 43

Non-GAAP Reconciliations 2Q 3Q 4Q 1Q 2Q 2024 2024 2024 2025 2025 $ in thousands Calculation of Pre-Provision Net Revenue (PPNR) Net interest income $ 153,905 $ 157,712 $ 164,942 $ 163,422 $ 171,824 Noninterest income 43,299 17,130 43,558 46,155 42,354 Less: Noninterest expense 139,354 137,193 141,117 144,580 138,589 Pre-Provision net revenue (PPNR) (non-GAAP) $ 57,850 $ 37,649 $ 67,383 $ 64,997 $ 75,589 Calculation of Adjusted Pre-Provision Net Revenue Pre-Provision net revenue (PPNR) (non-GAAP) $ 57,850 $ 37,649 $ 67,383 $ 64,997 $ 75,589 Plus: (Gain) loss on sale of securities - 28,393 - - - Plus: Branch right sizing costs, net 519 410 1,581 994 163 Plus: FDIC special assessment 283 - - - - Plus: Early retirement program 118 (1) 200 - 1,594 Plus: Termination of vendor and software services 615 (13) - - - Adjusted pre-provision net revenue (non-GAAP) $ 59,385 $ 66,438 $ 69,164 $ 65,991 $ 77,346 44

Non-GAAP Reconciliations

$ in thousands, except number of employees (FTE)	2Q 2024	3Q 2024	4Q 2024	1Q 2025	2Q 2025
Calculation of Total Revenue and Adjusted Total Revenue					
Net interest income (GAAP)	$ 153,905	$ 157,712	$ 164,942	$ 163,422	$ 171,824
Noninterest income (GAAP)	43,299	17,130	43,558	46,155	42,354
Total revenue (non-GAAP)	$ 197,204	$ 174,842	$ 208,500	$ 209,577	$ 214,178
Total revenue (non-GAAP)	$ 197,204	$ 174,842	$ 208,500	$ 209,577	$ 214,178
Less: Gain (loss) on sales of securities	-	(28,393)	-	-	-
Adjusted total revenue (non-GAAP)	$ 197,204	$ 203,235	$ 208,500	$ 209,577	$ 214,178
Employees (FTE)	2,961	2,972	2,946	2,949	2,947
Total revenue per employee (FTE)	$ 66.60	$ 58.83	$ 70.77	$ 71.07	$ 72.68
Adjusted total revenue per employee (FTE)	$ 66.60	$ 68.38	$ 70.77	$ 71.07	$ 72.68
Calculation of Adjusted Noninterest Income					
Noninterest income (GAAP)	$ 43,299	$ 17,130	$ 43,558	$ 46,155	$ 42,354
Less: Gain (loss) on sale of securities	-	(28,393)	-	-	-
Adjusted noninterest income (non-GAAP)	$ 43,299	$ 45,523	$ 43,558	$ 46,155	$ 42,354
Calculation of Noninterest Income to Total Revenue					
Noninterest income to total revenue	21.96%	9.80%	20.89%	22.02%	19.78%
Adjusted noninterest income to adjusted total revenue (non-GAAP)	21.96%	22.40%	20.89%	22.02%	19.78%
Calculation of Total Revenue and Adjusted Total Revenue Per Share					
Average diluted shares outstanding	125,758,166	125,999,269	126,232,084	126,336,557	126,406,879
Total revenue per average diluted shares outstanding	$ 1.57	$ 1.39	$ 1.65	$ 1.66	$ 1.69
Adjusted total revenue per average diluted shares outstanding (non-GAAP)	$ 1.57	$ 1.61	$ 1.65	$ 1.66	$ 1.69

FTE – Full time equivalent

45

Non-GAAP Reconciliations

$ in thousands	4Q 2022	2Q 2024	3Q 2024	4Q 2024	1Q 2025	2Q 2025
Calculation of Adjusted Noninterest Expense						
Noninterest expense (GAAP)	$ 142,575	$ 139,354	$ 137,193	$ 141,117	$ 144,580	$ 138,589
Less: Branch right sizing expense	1,104	519	410	1,581	994	163
Less: Merger related costs	35	-	-	-	-	-
Less: Early retirement program	-	118	(1)	200	-	1,594
Less: FDIC special assessment	-	283	-	-	-	-
Less: Termination of vendor and software services	-	615	(13)	-	-	-
Adjusted noninterest expense (non-GAAP)	$ 141,436	$ 137,819	$ 136,797	$ 139,336	$ 143,586	$ 136,832
Calculation of Noninterest Expense to Average Assets						
Average total assets	$ 27,180,575	$ 27,305,277	$ 27,216,440	$ 27,078,943	$ 26,678,628	$ 26,645,131
Noninterest expense to average total assets	2.10%	2.05%	2.01%	2.07%	2.20%	2.09%
Adjusted noninterest expense to average assets (non-GAAP)	2.08%	2.03%	2.00%	2.05%	2.18%	2.06%
Calculation of Efficiency Ratio and Adjusted Efficiency Ratio						
Noninterest expense (efficiency ratio numerator)		$ 139,354	$ 137,193	$ 141,117	$ 144,580	$ 138,589
Total Revenue		$ 197,204	$ 174,842	$ 208,500	$ 209,577	$ 214,178
Fully taxable equivalent adjustment		6,576	6,398	6,424	6,414	6,422
Efficiency ratio denominator		$ 203,780	$ 181,240	$ 214,924	$ 215,991	$ 220,600
Efficiency ratio (based on GAAP figures)		68.38%	75.70%	65.66%	66.94%	62.82%
Adjusted noninterest expense (non-GAAP)		$ 137,819	$ 136,797	$ 139,336	$ 143,586	$ 136,832
Less: Other real estate and foreclosure expense		117	87	317	198	216
Less: Amortization of intangible assets		3,852	3,851	3,850	3,527	3,098
Adjusted efficiency ratio numerator (non-GAAP)		$ 133,850	$ 132,859	$ 135,169	$ 139,861	$ 133,518
Adjusted total revenue (non-GAAP)		$ 197,204	$ 203,235	$ 208,500	$ 209,577	$ 214,178
Fully taxable equivalent adjustment		6,576	6,398	6,424	6,414	6,422
Adjusted efficiency ratio denominator (non-GAAP)		$ 203,780	$ 209,633	$ 214,924	$ 215,991	$ 220,600
Adjusted efficiency ratio (non-GAAP)		65.68%	63.38%	62.89%	64.75%	60.52%

Fully taxable equivalent adjustment using an effective tax rate of 26.135%

46

Non-GAAP Reconciliations

$ in thousands	2Q 2024	1Q 2025	2Q 2025
Calculation of Tangible Common Equity (TCE)			
Total common stockholders' equity	$ 3,458,869	$ 3,531,485	$ 3,549,210
Less: Intangible assets	(1,425,742)	(1,414,513)	(1,411,416)
Total tangible common stockholders' equity (non-GAAP)	$ 2,033,127	$ 2,116,972	$ 2,137,794
Total assets	$ 27,369,072	$ 26,792,991	$ 26,693,620
Less: Intangible assets	(1,425,742)	(1,414,513)	(1,411,416)
Total tangible assets	$ 25,943,330	$ 25,378,478	$ 25,282,204
Common equity to total assets	12.64%	13.18%	13.30%
Tangible common equity to tangible common assets (non-GAAP)	7.84%	8.34%	8.46%
Calculation of CET 1 Capital Ratio, Including the Impact of AOCI			
Total stockholders' equity	$ 3,458,869	$ 3,531,485	$ 3,549,210
CECL transition provision	30,873	-	-
Disallowed intangible assets, net of deferred tax	(1,391,969)	(1,381,953)	(1,379,104)
Unrealized loss (gain) on available for sale securities (AOCI)	405,481	367,710	380,900
Total tier 1 capital (CET 1)	$ 2,503,254	$ 2,517,242	$ 2,551,006
Total tier 1 capital (CET 1)	$ 2,503,254	$ 2,517,242	$ 2,551,006
Less: Unrealized loss (gain) on available for sale securities (AOCI)	405,481	367,710	380,900
Total tier 1 capital, including AOCI (non-GAAP)	$ 2,097,773	$ 2,149,532	$ 2,170,106
Risk weighted assets	$ 20,856,194	$ 20,621,540	$ 20,646,324
CET 1 capital ratio	12.00%	12.21%	12.36%
CET 1 capital ratio, including AOCI (non-GAAP)	10.06%	10.42%	10.51%

47

Non-GAAP Reconciliations

$ in thousands	2Q 2024	1Q 2025	2Q 2025
Calculation of Uninsured, Non-Collateralized Deposit Coverage Ratio			
Uninsured deposits at Simmons Bank	$ 8,186,903	$ 8,614,833	$ 8,407,847
Less: Collateralized deposits (excluding portion that is FDIC insured)	2,835,424	3,005,328	2,691,215
Less: Intercompany eliminations	943,979	1,073,500	1,121,932
Total uninsured, non-collateralized deposits (non-GAAP)	$ 4,407,500	$ 4,536,005	$ 4,594,700
FHLB borrowing availability	$ 4,910,000	$ 4,432,000	$ 5,133,000
Unpledged securities	4,145,000	4,197,000	3,697,000
Fed funds lines, Fed discount window and Bank Term Funding Program[1]	2,065,000	1,780,000	1,894,000
Additional liquidity sources	$ 11,120,000	$ 10,409,000	$ 10,724,000
Uninsured, non-collateralized deposit coverage ratio (non-GAAP)	2.5x	2.3x	2.3x
Calculation of Net Charge-Off Ratio, Excluding Run-Off Portfolio			
Net charge-offs	$ 8,077	$ 9,648	$ 10,576
Less: Net charge-offs from run-off portfolio	6,700	1,900	1,100
Net charge-offs excluding run-off portfolio (non-GAAP)	$ 1,377	$ 7,748	$ 9,476
Average total loans	$ 17,101,799	$ 16,920,050	$ 17,046,802
Net charge-offs as a percentage of average total loans (annualized) (NCO ratio)	0.19%	0.23%	0.25%
NCO ratio excluding NCOs associated with run-off portfolios (annualized) (non-GAAP)	0.03%	0.19%	0.22%

1 The Bank Term Funding Program closed for new loans on March 11, 2024. At no time did Simmons borrow funds under this program.

48

Non-GAAP Reconciliations 1Q 2Q 2025 2025 $ in thousands Calculation of NPL ratio, excluding Two Specific Credit Relationships Nonperforming loans $ 152,391 $ 157,162 Less: Two specific credit relationships 49,761 49,572 Nonperforming loans, excluding two specific credit relationships (non-GAAP) $ 102,630 $ 107,590 Total loans $ 17,094,078 $ 17,111,096 Less: Two specific credit relationships 49,761 49,572 Total loans, excluding two specific credit relationships (non-GAAP) $ 17,044,317 $ 17,061,524 Nonperforming loans ratio (NPL Ratio) 0.89% 0.92% NPL ratio, excluding two specific credit relationships (non-GAAP) 0.60% 0.63% Calculation of NPA to Total Assets, excluding Two Specific Credit Relationships Nonperforming assets $ 162,345 $ 166,715 Less: Two specific credit relationships 49,761 49,572 Nonperforming assets, excluding two specific credit relationships (non-GAAP) $ 112,584 $ 117,143 Total assets $ 26,792,991 $ 26,693,620 Less: Two specific credit relationships 49,761 49,572 Total assets, excluding two specific credit relationships (non-GAAP) $ 26,743,230 $ 26,644,048 Nonperforming assets to total assets 0.61% 0.62% Nonperforming assets to total assets, excluding two specific credit relationships (non-GAAP) 0.42% 0.44% 49

Nasdaq SFNC Follow-On Offering Investor Presentation July 2025